Exhibit 99

FOR IMMEDIATE RELEASE

[Alcoa logo]

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA ANNOUNCES 1st QUARTER 2006 INCOME FROM CONTINUING

OPERATIONS OF $615M, or $0.70 PER SHARE

Highlights:

•	Highest quarterly income in company history.

•	Highest quarterly revenues in company history.

•	Five of six business segments achieved higher volumes vs. a year ago.

•	Alumina and Primary Metals segments achieved record quarterly ATOI, up 32 and 84 percent, respectively.

•	Engineered Solutions segment achieved highest quarterly ATOI, up 77 percent from the previous quarter.

•	Debt-to-capital ratio at 32.4 percent, within target range while continuing significant investment in strategic growth projects.

•	Cost of goods sold as a percent of sales improved 640 basis points from prior quarter.

NEW YORK, NY – April 10, 2006 – Alcoa (NYSE: AA) today announced first quarter 2006 income from continuing operations of $615 million, or $0.70 per diluted share, the highest quarterly profit in the company’s history.

Income from continuing operations of $615 million, or $0.70, was 190 percent higher than $212 million, or $0.24, in the previous quarter, and 129 percent better than $268 million, or $0.31, in the first quarter of 2005.

Net income for the quarter was a record $608 million, or $0.69, a 171 percent increase from the sequential quarter and 134 percent higher than the first quarter of 2005.

Revenues for the quarter increased 9 percent sequentially to $7.24 billion, the highest quarterly revenues in the Company’s history. Compared to the year ago quarter, sales have grown 16 percent, as five of the company’s six business segments achieved higher volumes.

“We had excellent top and bottom line results, driven by strong demand, favorable metal prices, and productivity programs implemented through the Alcoa Business System,” said Alain Belda, Alcoa Chairman and CEO. “Our upstream alumina and primary metals businesses, as well as our downstream engineered solutions — led by truck wheels, investment castings, forged products, and fasteners — all turned in record performances this quarter.

“While we are still fighting inflationary pressures, cost increases have slowed from last year, and our restructuring and efficiency initiatives have helped strengthen profitability,” said Belda.

“Our aerospace and commercial transportation markets are particularly robust this year, and we expect overall market conditions to remain strong,” Belda added.

Cost of goods sold as a percent of sales improved 640 basis points this quarter compared to the fourth quarter of 2005.

Included in the quarter’s results are costs for stock-based compensation of $20 million, or $0.02 per share. Stock re-purchases offset any dilution related to stock compensation in the quarter.

Balance Sheet and Growth Projects

With global aluminum consumption projected to double by 2020, Alcoa is pursuing growth projects in its upstream and downstream businesses to seize this opportunity. In the quarter, capital expenditures were $592 million, 63 percent of which, or approximately $370 million, was devoted to growth projects. Two capital projects were essentially completed in the quarter — the 657,000 metric ton per year (mtpy) efficiency upgrade to the Pinjarra alumina refinery in Australia and the 63,000 mtpy expansion of the Alumar smelter in Sao Luis, Brazil – and will contribute to the second quarter. Growth capital continued to be deployed at the 341,000 mtpy Alcoa Fjardaal smelter in Iceland and the Mosjoen anode plant in Norway. Those projects are on-schedule and are approximately 50 percent complete.

Days of working capital improved three days in the quarter compared to the first quarter of last year. Working capital dollars increased from the previous quarter due to improved market conditions, higher prices, and the building of targeted, strategic inventories in the event of a work stoppage. The potential work stoppage relates to the negotiations of the master contract agreement involving approximately 9,000 of the more than 45,000 U.S. employees. The contract expires May 31st and the key issue is health care. The debt-to-capital ratio stood at 32.4 percent at the end of the quarter, within the Company’s target range.

The Company’s annualized first quarter 2006 ROC stood at 14.2 percent when including growth investments. On a trailing four quarters basis return on capital for the first quarter 2006 was 11.2 percent after excluding investments on growth.

As part of its growth strategy, the Company also began first phase feasibility studies for a 341,000 mtpy greenfield smelter in Trinidad, began feasibility studies on a second 250,000 mtpy greenfield smelter in Iceland, and increased its stake in the Estreito hydropower facility in Brazil during the quarter.

Sustainability and Innovation/New Products

During the quarter, Alcoa was cited again as one of the most sustainable companies in the world at the World Economic Forum in Davos, Switzerland. The Company was also named by CERES, a national coalition of investors, environmental and public interest organizations, as one of the leaders in climate change and governance.

The Alcoa Foundation launched the $8.6 million Alcoa Conservation and Sustainability Fellowship program during the first quarter. The program will fund the study of global conservation and sustainability research by 30 Academic and 60 non-governmental organization fellows from around the world over the next six years.

Alcoa continued its leadership position in applying technologies to generate innovation on behalf of customers. Examples this quarter included: the introduction of four new product concepts to the fast growing commercial transportation market including Alcoa Dura-Bright® Fuel Tanks, aluminum landing gear, an aluminum fifth wheel, and Alcoa Aluplate™ aluminum composite panels for trailers; the use of Alcoa Mill Products’ Translite exterior clear-coated, polished aluminum side skin as an option on trailers; the selection by Ferrari to use an Alcoa spaceframe made in Modena, Italy for the new Ferrari 599 GTB Fiorano, introduced at the Geneva Auto Show; the supplying of cast aluminum components using vacuum riser-less technology to Hyundai for the 2007 Santa Fe automobile; and selection of Alcoa Wheel Products for new production model vehicles including the Nissan Altima SE-R, Chrysler 300C SRT8, Dodge Charger SRT8, Dodge Ram 2500, Dodge Magnum SRT8, Dodge Viper and Jeep Grand Cherokee SRT8.

Segment and Other Results

Alumina – After-tax operating income (“ATOI”) was $242 million, up 32% over the prior quarter. Higher pricing and improved productivity was partially offset by $16 million of energy cost increases. Alumina production for the quarter was 3,702 thousand metric tons (kmt), on par with the prior quarter despite two less days in the first quarter. On a tons per day basis, both the Atlantic and Australia systems achieved production records for the quarter.

Primary Metals – Segment ATOI increased by $203 million, or 84%, to $445 million. The ATOI increase was driven by higher LME prices, premiums, and productivity gains, partially offset by higher energy costs. Third party realized metal prices increased $357 per ton, or 16 percent, to $2,534 per ton. Primary metal production for the quarter declined 33 kmt to 867 kmt, as production from the Alumar, Brazil expansion was offset by the Eastalco, Maryland smelter’s December 2005 curtailment and the Portland, Australia smelter outage. The company purchased roughly 157 kmt of primary metal for internal use as part of its strategy to sell value-added products.

Flat-Rolled Products – ATOI for the segment increased $4 million to $66 million in the quarter. Higher volumes associated with continued strong aerospace and industrial products demand were offset by energy and other input cost inflation.

Extruded and End Products – ATOI improved $3 million in the quarter. Improved volumes and profitability in building and construction and extrusions were partially offset by higher losses in Russia.

Engineered Solutions – ATOI for the segment rose 77 percent from the previous quarter to an all-time high of $83 million. This result follows a robust fourth quarter where ATOI had risen by 38 percent sequentially. Strong productivity gains, market growth, new product introductions and a favorable mix drove results in the quarter. Additionally, the investment in 2005 to restructure the portfolio resulted in significant improvement, particularly in the automotive business.

Packaging and Consumer – Segment ATOI was $8 million, a decline of $12 million as a result of normal seasonally weaker volume and mix. Benefits of higher volumes at Closure Systems and improved performance of our Flexible Packaging business were more than offset by the seasonal declines.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on April 10th to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 129,000 employees in 42 countries and has been named one of the top sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy, raw materials or employee benefits costs, labor disputes or other factors; (d) Alcoa’s inability to realize the full extent of the expected savings or benefits from its restructuring activities or to complete such activities in accordance with its planned timetable; (e) Alcoa’s inability to complete its expansion projects and investment activities outside the U.S. as planned and by targeted completion dates, or to assure that the anticipated integration costs at its recently acquired Russian facilities will not exceed its estimates; (f) unfavorable changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2005 and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	March 31 2005 (a)	December 31 2005 (a)	March 31 2006
Sales	$6,221	$6,666	$7,244

Cost of goods sold	4,933	5,453	5,459
Selling, general administrative, and other expenses	325	362	369
Research and development expenses	46	50	48
Provision for depreciation, depletion, and amortization	312	316	308
Restructuring and other charges	45	26	1
Interest expense	78	78	92
Other income, net	(36)	(5)	(35)

Total costs and expenses	5,703	6,280	6,242

Income from continuing operations before taxes on income	518	386	1,002
Provision for taxes on income	190	94	282

Income from continuing operations before minority interests’ share	328	292	720
Less: Minority interests’ share	60	80	105

Income from continuing operations	268	212	615

(Loss) income from discontinued operations	(8)	14	(7)

Cumulative effect of accounting change	—	(2)	—

NET INCOME	$260	$224	$608

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.31	$.24	$.71
(Loss) income from discontinued operations	(.01)	.02	(.01)
Cumulative effect of accounting change	—	—	—

Net income	$.30	$.26	$.70

Diluted:
Income from continuing operations	$.31	$.24	$.70
(Loss) income from discontinued operations	(.01)	.02	(.01)
Cumulative effect of accounting change	—	—	—

Net income	$.30	$.26	$.69

Average number of shares used to compute:
Basic earnings per common share	871,534,867	871,135,611	870,560,769
Diluted earnings per common share	878,883,569	874,617,798	875,971,920

Common stock outstanding at the end of the period	872,011,266	870,268,513	870,119,484

Shipments of aluminum products (metric tons)	1,289,000	1,387,000	1,359,000

(a)	Prior periods financial statements have been reclassified to reflect the Hawesville, KY automotive casting facility in discontinued operations in 2006.

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	December 31 2005 (b)	March 31 2006
ASSETS
Current assets:
Cash and cash equivalents	$762	$459
Receivables from customers, less allowances:
$80 in 2005 and $81 in 2006	2,914	3,380
Other receivables	427	411
Inventories	3,446	3,778
Fair value of derivative contracts	520	465
Prepaid expenses and other current assets	713	889

Total current assets	8,782	9,382

Properties, plants and equipment, at cost	26,944	27,507
Less: accumulated depreciation, depletion and amortization	13,787	14,016

Net properties, plants and equipment	13,157	13,491

Goodwill	6,249	6,262
Investments	1,370	1,644
Other assets	4,090	4,115
Assets held for sale	48	35

Total assets	$33,696	$34,929

LIABILITIES
Current liabilities:
Short-term borrowings	$300	$370
Commercial paper	912	1,672
Accounts payable, trade	2,659	2,691
Accrued compensation and retirement costs	1,102	946
Taxes, including taxes on income	874	867
Other current liabilities	1,460	1,325
Long-term debt due within one year	58	59

Total current liabilities	7,365	7,930

Long-term debt, less amount due within one year	5,279	5,226
Accrued pension benefits	1,500	1,533
Accrued postretirement benefits	2,105	2,090
Other noncurrent liabilities and deferred credits	1,823	1,919
Deferred income taxes	875	907
Liabilities of operations held for sale	11	4

Total liabilities	18,958	19,609

MINORITY INTERESTS	1,365	1,391

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,720	5,810
Retained earnings	9,345	9,818
Treasury stock, at cost	(1,899)	(1,933)
Accumulated other comprehensive loss	(773)	(746)

Total shareholders’ equity	13,373	13,929

Total liabilities and equity	$33,696	$34,929

(b)	Prior periods financial statements have been reclassified to reflect the Hawesville, KY automotive casting facility in discontinued operations in 2006.

Alcoa and subsidiaries

Condensed Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Three months ended March 31
	2005 (c)	2006
CASH FROM OPERATIONS
Net income	$260	$608
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	315	309
Change in deferred income taxes	36	(4)
Equity income, net of dividends	(11)	(9)
Restructuring and other charges	45	1
Provision for doubtful accounts	4	3
Loss from discontinued operations	8	7
Minority interests	60	105
Stock-based compensation	5	28
Other	(13)	1
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Increase in receivables	(499)	(412)
Increase in inventories	(371)	(323)
Increase in prepaid expenses and other current assets	(53)	(86)
Increase (decrease) in accounts payable and accrued expenses	101	(295)
Increase (decrease) in taxes, including taxes on income	50	(43)
Cash paid on long-term aluminum supply contract	(93)	—
Pension contributions	(18)	(77)
Net change in other noncurrent assets and liabilities	(54)	(26)

CASH USED FOR CONTINUING OPERATIONS	(228)	(213)
CASH USED FOR DISCONTINUED OPERATIONS	(11)	—

CASH USED FOR OPERATIONS	(239)	(213)

FINANCING ACTIVITIES
Net changes to short-term borrowings	63	69
Common stock issued for stock compensation plans	23	46
Repurchase of common stock	—	(60)
Dividends paid to shareholders	(131)	(131)
Dividends paid to minority interests	(72)	(115)
Net change in commercial paper	1,002	760
Additions to long-term debt	45	6
Payments on long-term debt	(61)	(5)

CASH PROVIDED FROM FINANCING ACTIVITIES	869	570

INVESTING ACTIVITIES
Capital expenditures	(347)	(592)
Acquisition of minority interests	(176)	(1)
Acquisitions, net of cash acquired	(257)	—
Sale of investments	206	—
Changes in short-term investments and restricted cash	(7)	(59)
Additions to investments	(5)	(33)
Other	2	18

CASH USED FOR INVESTING ACTIVITIES	(584)	(667)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(6)	7

Net change in cash and cash equivalents	40	(303)
Cash and cash equivalents at beginning of year	457	762

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$497	$459

(c)	Prior periods financial statements have been reclassified to reflect the Hawesville, KY automotive casting facility in discontinued operations in 2006.

Alcoa and subsidiaries

Segment Information (unaudited)

(in millions, except metric ton amounts and realized prices)

	1Q05	2Q05	3Q05	4Q05	2005	1Q06
Alumina:
Third-party shipments (Kmt)	1,923	1,951	2,017	1,966	7,857	2,023
Alumina production (Kmt)	3,583	3,621	3,688	3,706	14,598	3,702
Third-party sales	$505	$533	$531	$561	$2,130	$628
Intersegment sales	$393	$439	$424	$451	$1,707	$555
ATOI	$161	$182	$156	$183	$682	$242
Depreciation, depletion and amortization	$41	$43	$44	$44	$172	$43
Income taxes	$61	$66	$47	$72	$246	$93
Equity (loss) income	$(1)	$—	$—	$1	$—	$(1)

Primary Metals:
Third-party realized price – aluminum	$2,042	$1,977	$1,963	$2,177	$2,044	$2,534
Third-party shipments (Kmt)	487	520	590	557	2,154	488
Aluminum production (Kmt)	851	899	904	900	3,554	867
Third-party sales	$1,089	$1,124	$1,204	$1,281	$4,698	$1,408
Intersegment sales	$1,303	$1,215	$1,108	$1,182	$4,808	$1,521
ATOI	$225	$187	$168	$242	$822	$445
Depreciation, depletion and amortization	$90	$90	$93	$95	$368	$96
Income taxes	$92	$75	$50	$90	$307	$197
Equity income (loss)	$18	$(76)	$20	$26	$(12)	$20

Flat-Rolled Products:
Third-party shipments (Kmt)	509	560	543	544	2,156	562
Third-party sales	$1,655	$1,763	$1,679	$1,739	$6,836	$1,940
Intersegment sales	$34	$36	$29	$29	$128	$49
ATOI	$75	$70	$81	$62	$288	$66
Depreciation, depletion and amortization	$52	$54	$57	$54	$217	$50
Income taxes	$24	$27	$30	$30	$111	$26

Extruded and End Products:
Third-party shipments (Kmt)	221	237	224	212	894	232
Third-party sales	$1,037	$1,153	$1,092	$1,022	$4,304	$1,170
Intersegment sales	$14	$19	$14	$17	$64	$23
ATOI	$10	$20	$23	$(3)	$50	$—
Depreciation, depletion and amortization (1)	$31	$32	$31	$32	$126	$30
Income taxes	$(2)	$18	$10	$2	$28	$2

Engineered Solutions:
Third-party shipments (Kmt)	38	37	36	34	145	37
Third-party sales	$1,237	$1,282	$1,242	$1,271	$5,032	$1,360
ATOI	$61	$61	$34	$47	$203	$83
Depreciation, depletion and amortization	$47	$45	$42	$42	$176	$40
Income taxes	$26	$30	$23	$10	$89	$37
Equity income	$1	$—	$—	$—	$1	$—

Packaging and Consumer:
Third-party shipments (Kmt)	34	46	31	40	151	40
Third-party sales	$708	$827	$806	$798	$3,139	$749
ATOI	$16	$41	$28	$20	$105	$8
Depreciation, depletion and amortization (1)	$32	$31	$31	$32	$126	$31
Income taxes	$10	$18	$14	$8	$50	$5
Equity income	$1	$—	$—	$—	$1	$—

(1)	Segment depreciation, depletion and amortization has been adjusted from the previously reported annual amounts to reflect the movement of certain amounts to Corporate.

Alcoa and subsidiaries

Segment Information (unaudited), continued

	1Q05	2Q05	3Q05	4Q05	2005	1Q06
Reconciliation of ATOI to consolidated net income:
Total ATOI	$548	$561	$490	$551	$2,150	$844
Impact of LIFO and intersegment profit adjustments (2)	(2)	(18)	(23)	(19)	(62)	24
Unallocated amounts (net of tax):
Interest income	7	9	12	14	42	11
Interest expense	(51)	(56)	(62)	(51)	(220)	(60)
Minority interests	(60)	(60)	(59)	(80)	(259)	(105)
Corporate expense	(69)	(73)	(82)	(88)	(312)	(89)
Restructuring and other charges	(30)	(144)	(5)	(18)	(197)	(1)
Discontinued operations	(8)	(36)	(3)	14	(33)	(7)
Other (2)	(75)	277	21	(99)	124	(9)

Consolidated net income	$260	$460	$289	$224	$1,233	$608

Prior periods segment information has been reclassified to reflect the movement of the Hawesville, KY automotive casting facility to discontinued operations in 2006.

The difference between total segment third-party sales and consolidated third-party sales is in Corporate.

(2)	Prior periods Corporate LIFO expense has been reclassified from “Other” to combine the total impact of inventory related items.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

Return on Capital

	Bloomberg (1)	Annualized (2)
Net income	$1,581	$2,432

Minority interests	304	420

Interest expense (after tax)	274	264

Numerator (sum total)	$2,159	$3,116

Average Balances
Short-term borrowings	$350	$335
Short-term debt	53	59
Commercial paper	1,652	1,292
Long-term debt	5,246	5,253
Preferred stock	55	55
Minority interests	1,280	1,378
Common equity (3)	13,611	13,596

Denominator (sum total)	$22,247	$21,968

Return on Capital	9.7%	14.2%

Return on Capital,

Excluding Growth Investments

Net income	$1,581

Minority interests	304

Interest expense (after tax)	274

Numerator (sum total)	$2,159

Russia and Bohai net loss	86

Adjusted net income	$2,245

Average Balances (1)
Short-term borrowings	$350
Short-term debt	53
Commercial paper	1,652
Long-term debt	5,246
Preferred stock	55
Minority interests	1,280
Common equity (3)	13,611

Denominator (sum total)	$22,247

Capital projects in progress and Russia and Bohai capital base	(2,139)

Adjusted capital base	$20,108

Return on capital, excluding growth investments	11.2%

Return on capital, excluding growth investments is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides greater insight with respect to the underlying operating performance of the company’s productive assets. The company has significant growth investments underway in its upstream and downstream businesses, as previously noted, with expected completion dates over the next several years. As these investments generally require a period of time before they are productive, management believes that a return on capital measure excluding these growth investments is more representative of current operating performance.

(1)	The Bloomberg Methodology calculates ROC based on trailing four quarters. Average balances are calculated as (March 2005 ending balance + March 2006 ending balance) divided by 2
(2)	The Annualized Methodology numerator amounts are calculated using the first quarter 2006 balances and multiplying by 4. Average balances are calculated as (March 2006 ending balance + December 2005 ending balance) divided by 2
(3)	Calculated as total shareholders’ equity, less preferred stock

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

Days of Working Capital

	March 31 2005	December 31 2005	March 31 2006
Receivables from customers, less allowances	$3,110	$2,914	$3,380
Add: Inventories	3,365	3,446	3,778
Less: Accounts payable, trade	2,418	2,659	2,691

Working Capital	$4,057	$3,701	$4,467

Sales	6,221	6,666	7,244

Days of Working Capital	58.7	51.1	55.5

Days of Working Capital = Working Capital divided by (Sales/number of days in the quarter)